Exhibit 3.3

FORM OF Amended and restated ARTICLES OF INCORPORATION
OF
ATHENA SPINCO INC.
UNDER SECTION 93 OF THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

ARTICLE I

The name of the corporation is Diamond S Shipping Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Company’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations now or hereinafter may be organized under the Marshall Islands Business Corporations Act, as amended (the “BCA”). The Company shall have every power which a corporation now or hereafter organized under the BCA may have.

ARTICLE IV

Section 1.        Authorized Shares. The Company is authorized to issue two classes of registered capital shares, designated common shares and preferred shares. The aggregate number of registered shares that the Company is authorized to issue is 110,000,000, consisting of 100,000,000 registered common shares, par value $0.001 per share (“Common Shares”), and 10,000,000 registered preferred shares, par value $0.001 per share (“Preferred Shares”).

Section 2.        Preferred Shares. The Preferred Shares may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized, without any further vote or action by shareholders, to authorize the Company to designate and issue the Preferred Shares in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limitation, the determination of any or all of the following:

(a)     the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)     the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)     the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)     whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(e)     the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)      the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Company, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(g)     the right, if any, to subscribe for or to purchase any securities of the Company;

(h)     the provisions, if any, of a sinking fund applicable to such series; and

(i)      any other designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof,

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Shares (collectively, a “Preferred Stock Designation”).

Section 3.        Common Shares. Subject to the rights of the holders of any series of Preferred Shares, the holders of Common Shares will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each Common Share held of record by such holder as of the record date for such meeting.

Section 4.        Preemptive Rights. Except as otherwise provided in a Preferred Stock Designation, no holder of shares of the Company of any class, now or hereafter authorized, will have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.

Section 5.        Corporate Existence. The corporate existence of the Company commenced upon filing of the original Articles of Incorporation, dated as of November 14, 2018, with the Registrar of Corporations, which is restated and amended in their entirety by these Amended and Restated Articles of Incorporation (these “Articles of Incorporation”), and will continue indefinitely until dissolved in accordance with the BCA.

Section 6.        Compliance with Law. The corporation will comply with all applicable provisions of the Republic of the Marshall Islands Business Corporations Act, including retention, maintenance, and production of accounting, shareholder, beneficial owner and director and officer records in accordance with Division 8 of the Republic of the Marshall Islands Business Corporations Act.

ARTICLE V

The Board may make, adopt, amend and repeal the bylaws of the Company (each, a “Bylaw” and, together, the “Bylaws”). Any Bylaw made or adopted by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the shareholders in the manner provided in the Bylaws. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VI

Meetings of shareholders may be held within or outside the Republic of the Marshall Islands, as the Bylaws may provide. At any annual meeting or special meeting of shareholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

ARTICLE VII

Section 1.        Business and Affairs. The business and affairs of the Company will be managed under the direction of the Board. In addition to the powers and authority authorized by these Articles of Incorporation or by law, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject to the provisions of the BCA, these Articles of Incorporation and any Bylaws, except that no Bylaws hereafter adopted by the shareholders may invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 2.        Number, Election, Terms of Directors and Initial Directors. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors as provided in a Preferred Stock Designation, the number of the directors of the Company will not be fewer than three nor more than 15 and will be fixed from time to time in the manner provided in the Bylaws. Except as provided in a Preferred Stock Designation, directors may only be elected by the shareholders of the Company at an annual meeting and then only if nominated in accordance with the Bylaws. Election of directors of the Company need not be by written ballot unless requested by the Chairman of the Board or by the holders of a majority of the Voting Shares present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected. If authorized by the Board, such requirement of written ballot will be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder or proxy holder. Cumulative voting, as defined in Section 71(2) of the BCA, will not be used to elect directors of the Company.

Section 3.        Nomination of Director Candidates. Advance notice of shareholder nominations for the election of directors must be given in the manner provided in the Bylaws.

Section 4.        Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the term in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 5.        Removal. Subject to the rights, if any, of the holders of any series of Preferred Shares to elect additional directors under circumstances specified in a Preferred Stock Designation, any director may be removed from office by the shareholders only for cause or pursuant to a plan of merger, consolidation or reorganization approved by shareholders.

ARTICLE VIII

To the full extent permitted by the BCA or any other applicable law currently or hereafter in effect, no director of the Company will be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VIII may not adversely affect any right or protection of a director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1.        Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent permitted or required by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2.        Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX includes the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the BCA so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX will be contractual rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3.        Right of Indemnitee To Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company is entitled to recover such expenses upon a Final Adjudication, that the Indemnitee has not met any applicable standard for indemnification set forth in the BCA. Neither the failure of the Company (including the Board, a Board committee or the Company’s independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Company (including the Board, a Board committee, or the Company’s independent legal counsel or shareholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise will be on the Company.

Section 4.        Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX will not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Company’s Articles of Incorporation, Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

Section 5.        Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the BCA.

Section 6.        Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by agreement, grant rights to indemnification, contribution and to the Advancement of Expenses to any employee, underwriter or agent of the Company to the extent set forth in such agreement whether or not subject to the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

ARTICLE X

Section 1.        Competition and Corporate Opportunities; Renouncement. No non-employee director (including any non-employee director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (each an “Identified Person” and, collectively, as “Identified Persons”) will have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates and no Identified Person will be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 3 of this Article X. Subject to Section 3 of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person will have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and will not be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any fiduciary duty as a shareholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 2.        Allocation of Corporate Opportunities. The Company does not renounce its interest in any corporate opportunity offered to any non-employee director (including any non-employee director who serves as an officer of this Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 1 of this Article X will not apply to any such corporate opportunity.

Section 3.        Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity will not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the energy shipping business or is of no practical advantage to the Company, or (iii) is one in which the Company has no interest or reasonable expectancy.

Section 4.        Certain Definitions. For purposes of this Article X, (i) “Affiliate” means, with respect to a specified Person (a) any Person that, directly or indirectly, is controlled by the specified Person, controls the specified Person or is under common control with the specified Person and includes any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a non-employee director, any Person that, directly or indirectly, is controlled by such non-employee director (other than the Company and any entity that is controlled by the Company), and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company and (ii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 5.        Notice of this Article. Any Person purchasing or otherwise acquiring any interest in any shares of the Company will be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

If any provision (or any part thereof) of these Articles of Incorporation is be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including each portion of any section of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Articles of Incorporation (including each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) will be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.